Exhibit (a)(5)

Amprius Announces Expiration and Results of Offer to Exchange

Relating to its Private Placement Warrants

FREMONT, Calif. – July 24, 2024 – Amprius Technologies, Inc. (“Amprius” or the “Company”) (NYSE: AMPX), a leader in next-generation lithium-ion batteries with its Silicon Anode Platform, today announced the expiration and results of its previously announced offer to exchange (the “Offer to Exchange”) relating to its outstanding private placement warrants with an exercise price of $11.50 per share of common stock. The Offer to Exchange expired at 5:00 p.m. Eastern time on July 23, 2024.

By the expiration time of the Offer to Exchange, 15,600,000 private placement warrants were validly tendered and not validly withdrawn, which represented 98% of such warrants. The Company has accepted all validly tendered warrants and will issue an aggregate of 3,073,200 shares of its common stock in exchange for the validly tendered private placement warrants on or about July 25, 2024.

This press release shall not constitute an offer to exchange, the solicitation of an offer to exchange or the solicitation of an offer to purchase any securities, nor shall there be any exchange or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) registering the offering of the shares of common stock issuable in the Offer to Exchange was declared effective by the SEC on July 8, 2024.

About Amprius Technologies, Inc.

Amprius Technologies, Inc. is a leading manufacturer of high-energy and high-power lithium-ion batteries, producing the industry’s highest-known energy density cells. The company’s commercially available SiMaxx™ batteries deliver up to 450 Wh/kg and 1,150 Wh/L, with third-party validation of 500Wh/kg and 1,300 Wh/L. Amprius expanded its product portfolio to include the SiCore™ platform in 2024, significantly enhancing its ability to serve additional customer applications. The company’s corporate headquarters is in Fremont, California, where it maintains an R&D lab and a MWh scale manufacturing facility for the fabrication of silicon anodes and cells. To serve customer demand, Amprius entered into several agreements to secure over 500MW/h of contract manufacturing available today and entered into a lease agreement for a GWh scale facility in Brighton, Colorado.

Contacts:

Investors

Tom Colton, Greg Bradbury

Gateway Group, Inc.

949-574-3860

IR@amprius.com

Media

Zach Kadletz, Brenlyn Motlagh

Gateway Group, Inc.

949-574-3860

Amprius@gateway-grp.com